Exhibit 99.1

2780 Waterfront Pkwy. E. Dr. Suite 200 Indianapolis, IN 46214

Phone: 317-328-5660 Fax: 317-328-5668 Sales: 1-800-437-3188 www.calumetspecialty.com

Investor/Media Inquiry Contact: Alpha IR Group, Chris Hodges or Joe Caminiti

Phone: 312-445-2870, CLMT@alpha-ir.com

Calumet Specialty Products Partners, L.P. Announces Strategic Divestiture of San

Antonio Refinery and Related Assets

Credit accretive transaction further de-levers balance sheet and continues transformation to Specialty

Products

INDIANAPOLIS, Nov. 11, 2019 /PRNewswire/ — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “we,” “our” or “us”), a leading independent producer of specialty hydrocarbon and fuels products, today announced that it has closed on the sale of its San Antonio, Texas refinery and related assets including a crude oil terminal and pipeline to Starlight Relativity Acquisition Company LLC (“Starlight”) with an effective date of November 1, 2019. Starlight agreed to pay $63 million in cash for the plant, property and equipment, plus adjustments for net working capital, inventories and post-closing amounts. In a related transaction, Calumet entered into a Settlement and Release Agreement with TexStar Midstream Logistics, L.P. (“TexStar”) settling all outstanding litigation between the two parties which will result in the release of a $38 million balance sheet liability.

Transaction Highlights:

●	$63 million sale price plus net working capital and inventories

●	Release of $38 million balance sheet liability

●	Further de-levers the company

●	Reduces annual maintenance capital spending, improving future cash flow

“The divestment of the San Antonio refinery represents another step forward in Calumet’s strategic transformation,” said Tim Go, Chief Executive Officer of Calumet. “This transaction further de-levers Calumet’s balance sheet, reduces earnings volatility by lowering our exposure to fuels refining, and allows the Partnership to focus its time and capital more intently on our higher-return core Specialty Products business.”

Go concluded, “I want to thank our employees at San Antonio for their continued hard work and dedication, particularly this past year where they have delivered significant improvement to both our operational and financial performance. These step-change improvements made this transaction a win for our employees, Calumet, Starlight and the community, and we are pleased to see that the San Antonio refinery and its employees have found a new home for the long-term.”

Evercore acted as general advisor and Vinson & Elkins L.L.P. acted as legal advisor. The Partnership will provide further information with respect to the transaction in a Current Report on Form 8-K, which will include pro forma financial statements reflecting the impact of the transaction.

About the San Antonio Refinery

The San Antonio refinery has permitted capacity of 21,000 barrels per day, processing crude oil and condensate primarily from the Eagle Ford basin. The refinery currently produces LPG, naphtha, regular and premium gasoline, commercial and military jet fuel, ultra-low sulfur diesel and Atmospheric Tower Bottoms. There are approximately 250,000 barrels of storage capacity at the refinery and approximately 200,000 barrels of additional crude oil storage capacity at a crude oil terminal located in Elmendorf, Texas.

About Calumet Specialty Products Partners, L.P.

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana, and operates ten manufacturing facilities located in northwest Louisiana, northern Montana, western Pennsylvania, Texas, New Jersey and eastern Missouri.

About Starlight Relativity Acquisition Company LLC

Starlight Relativity Acquisition Company LLC holds all of the membership interests of The San Antonio Refinery LLC, a Delaware limited liability company (f/k/a Calumet San Antonio Refining, LLC), and is the owner of the San Antonio refinery.  The San Antonio refinery will be operated by Lazarus Energy Holdings LLC, a Delaware limited liability company and operator of a 15,000 barrels per day crude distillation facility with approximately 1.2 million barrels of storage capacity owned by Blue Dolphin Energy Company, a Delaware corporation and located nearby in Nixon, Texas.

Cautionary Statement Regarding Forward-Looking Statements Except for the historical information contained herein, the matters discussed in this release consist of forward-looking statements that involve certain risks and uncertainties that could cause actual results or outcomes to differ materially from results or outcomes anticipated in the forward-looking statements. The statements include, but are not limited to, our ability to achieve the strategic and other objectives relating to the transaction; and our expectation with respect to future exposure to commodity prices. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ from our historical experience and our present expectations or projections. For information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission , including our latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

SOURCE Calumet Specialty Products Partners, L.P.

For further information: Investor/Media Inquiry Contact: Alpha IR Group, Chris Hodges or Joe Caminiti, Phone: 312-445-2870, CLMT@alpha-ir.com.